UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Verizon Communications Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Verizon Letterhead]

March 14, 2003

To Our Shareholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2003 Annual Meeting of Shareholders of Verizon Communications Inc. on Wednesday, April 23, 2003. The Annual Meeting will be held in the Grand Wayne Convention Center at the Fort Wayne Hilton, 120 West Jefferson Boulevard, Fort Wayne, Indiana. The Annual Meeting will begin at 10:00 a.m. and end no later than 12 noon Central Time. The formal Notice of Annual Meeting appears on the next page.

The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. Those attending the Annual Meeting will have the opportunity to ask questions of broad interest to Verizon’s shareholders. You will need an admission ticket to attend the Annual Meeting. More specific information about obtaining your admission ticket can be found in the Notice of Annual Meeting. Directions to the Annual Meeting are printed on the admission ticket.

It is important that your views be represented whether or not you attend the Annual Meeting. The Board of Directors recommends that shareholders vote FOR Items 1 and 2 and AGAINST Items 3 through 10.

We appreciate your interest in Verizon and urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

Sincerely,

/s/ Ivan Seidenberg President and Chief Executive Officer	/s/ Chuck Lee Chairman of the Board

Notice of Annual Meeting of Shareholders
of Verizon Communications Inc.

Date:	April 23, 2003
Time:	10:00 a.m., Central Time
Place:	Grand Wayne Convention Center 120 West Jefferson Boulevard Fort Wayne, Indiana 46802

The purposes of the Annual Meeting are:

        1.  To elect Directors;

2.	To ratify the appointment of the independent auditor; and

3.	To act upon such other matters, including the eight shareholder proposals described on pages 8-16 of this Proxy Statement, as may properly come before the meeting.

Only shareholders of record at the close of business on February 24, 2003 will be entitled to vote at the Annual Meeting. To grant a proxy to vote your shares, you may complete and return the enclosed proxy card or grant your proxy by telephone or Internet. You may also vote in person at the Annual Meeting. Please vote promptly whether or not you expect to attend the Annual Meeting.

You will need an admission ticket to attend the meeting. If you are a registered shareholder, an admission ticket is attached to the proxy card. If your shares are not registered in your own name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm confirming that you owned shares of Verizon common stock on February 24, 2003. Please bring that documentation to the meeting in order to receive an admission ticket.

By Order of the Board of Directors

Marianne Drost	March 14, 2003

Senior Vice President,
      Deputy General Counsel and
      Corporate Secretary

The Grand Wayne Convention Center is accessible to all shareholders. If you would like a sign language interpreter at the meeting, please advise us in advance. Please direct your request to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, 38th Floor, New York, NY 10036, so that we receive it no later than April 4, 2003.

PROXY STATEMENT

Beginning March 14, 2003, Verizon is mailing this Proxy Statement and proxy card to all holders of shares of Verizon Communications Inc. common stock. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Shareholders and at any adjournment or postponement of that Meeting. The proxy procedure permits all Verizon shareholders to vote at the Annual Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

TABLE OF CONTENTS

Page
Voting Procedures	1
Corporate Governance	2
Report of the Audit and Finance Committee	4
Election of Directors (Item 1 on Proxy Card)	5
Ratification of Appointment of Independent Auditor
(Item 2 on Proxy Card)	8
Shareholder Proposals regarding:
Cumulative voting (Item 3 on Proxy Card)	8
Nomination of two candidates for each Board position
(Item 4 on Proxy Card)	9
Composition of Board of Directors (Item 5 on Proxy Card)	10
Executive severance agreements (Item 6 on Proxy Card)	11
Cap on total CEO compensation (Item 7 on Proxy Card)	13
Indexed senior executive stock option grants
(Item 8 on Proxy Card)	14
Prohibition of senior executive stock option grants
(Item 9 on Proxy Card)	15
Prohibition of management consulting services by independent auditor
(Item 10 on Proxy Card)	16
Executive Compensation:
Report of the Human Resources Committee on Executive Compensation	18
Compensation Tables	22
Retirement Plans	24
Employment Agreements	26
Security Ownership of Directors and Officers	29
Stock Performance Graphs	31
Other Business	32
Audit and Finance Committee Charter	Appendix A

VOTING PROCEDURES

Your vote is very important. You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before it is voted by delivering written notice to the Corporate Secretary, by submitting a proxy bearing a later date, or by appearing in person and casting a ballot at the Annual Meeting. If a properly executed proxy is received before the Annual Meeting is adjourned, the Proxy Committee will vote the proxy in accordance with the directions provided. If you do not indicate how your shares are to be voted, the Proxy Committee will vote your shares as recommended by the Board of Directors. If you wish to give a proxy to someone other than the Proxy Committee named on the proxy card, you should cross out those names and insert the name(s) of the person(s) who holds your proxy.

Who can vote?  Shareholders of record as of the close of business on February 24, 2003 are entitled to vote. On that day, approximately 2.7 billion shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of shareholders eligible to vote will be available at the Company’s Corporate Headquarters, 1095 Avenue of the Americas, New York, New York 10036, beginning on April 11, 2003. Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How do I vote?  You may attend the Annual Meeting and vote in person. Alternatively, a registered shareholder may vote shares by giving a proxy via mail, telephone or Internet.

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week. The enclosed proxy card contains instructions for telephone and Internet voting.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card?  The proxy card represents all the shares registered in your name. If you participate in the Verizon Communications Direct Invest Plan, the card also represents any full shares held in your account. If you are an employee who participates in any of the Verizon employee savings plans and you also hold shares in your own name, you will receive a single proxy card for the plan shares and the shares registered in your name.

How are votes counted?  If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the Board of Directors. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters not described in the Proxy Statement which are properly presented for action at the Annual Meeting. If your proxy card is marked “abstain,” your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director or any management or shareholder proposal, but will be counted to determine whether there is a quorum present.

If a broker or nominee who holds shares on behalf of a beneficial owner does not receive voting instructions from the beneficial owner at least ten days before the Annual Meeting, the nominee can, in its discretion, vote those shares on matters that the New York Stock Exchange has determined are routine. However, unless a nominee receives instructions from the beneficial owner, a nominee cannot vote shares on non-routine matters. This is referred to as a “broker non-vote.” The shares in this category are counted in determining whether a quorum is present. If you are an employee who participates in any of the Verizon employee savings plans and you do not return a proxy card or otherwise give voting instructions for those shares, they will be voted in the same proportion as the shares for which the trustees of the plans receive voting instructions from other participants in the respective plans.

What vote is required?  In order to have a quorum present at the Annual Meeting, a majority of the shares of Verizon common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors must be elected by a plurality of the votes cast. Management and shareholder proposals in the Proxy Statement must be approved by a majority of the votes cast. In either case, broker non-votes and abstentions will have no effect on the outcome.

Who will count the vote?  The Company’s transfer agent, EquiServe Trust Company, N.A., will tally the vote, which will be certified by independent inspectors of election.

Is my vote confidential?  It is the Company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor?  Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the distribution of proxy materials and solicitation of votes for a fee of $17,500, plus reimbursement of out-of-pocket expenses.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company’s business and affairs are managed under the direction of the Board of Directors. The Directors are regularly kept informed of the Company’s business through written reports and documents and operating, financial and other reports presented at meetings of the Board of Directors and committees of the Board.

Corporate Governance Guidelines. The Board of Directors has revised its Corporate Governance Guidelines, based upon applicable laws and regulations and the proposed New York Stock Exchange listing standards. The Guidelines generally address the practices of the Board. In addition, the Guidelines specify criteria for determining a Director’s independence. These criteria supplement the provisions of the New York Stock Exchange proposal and recently enacted legislation. The Guidelines also address business conduct and ethics for Directors. The revised Guidelines are posted on the Company’s website at www.verizon.com/investor. To receive a copy of the Company’s revised Corporate Governance Guidelines, contact the Assistant Corporate Secretary:

          Verizon Communications Inc.

          Assistant Corporate Secretary
          1095 Avenue of the Americas
          38th Floor
          New York, New York 10036

Meetings of the Board. The Verizon Board of Directors has eight regularly scheduled meetings each year and special meetings are held as necessary. In addition, management and the Directors communicate informally. The Verizon Board met a total of 11 times in 2002. Each of the incumbent Directors attended at least 75% of the meetings of the Board and the committees to which the Director was assigned, with the exception of Edward H. Budd, whose schedule resulted in his attending 71% of the meetings. The Directors in the aggregate attended over 90% of the Board and their committee meetings.

Committees of the Board. The following is a description of the four standing committees of the Board. The Directors’ committee memberships are included in their biographical information beginning on page 5.

Audit and Finance Committee — oversees management in the performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the independent auditor (including the independent auditor’s independence), the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. The committee is responsible for the appointment, compensation, removal, and oversight of the work of the independent auditor. The committee met seven times during 2002. The Board of Directors, in its business judgment, has determined that the members of the committee are “independent”, as required by the listing standards of the New York Stock Exchange. The Audit and Finance Committee Charter is attached as Appendix A and contains a more detailed description of the committee’s functions.

Human Resources Committee — is responsible for overseeing management in the development and implementation of human resources practices and policies, including succession planning, to support the Company’s strategic objectives, and of competitive management compensation and benefit plans, including senior management plans. The committee also reviews, and recommends to the full Board, the compensation and benefits for non-employee Directors. The committee met five times in 2002.

Corporate Governance Committee — provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies, and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in Corporate Governance Guidelines, and evaluates the qualifications of, and recommends to the full Board, candidates for election as Directors. The committee met three times in 2002.

Public Policy Committee — reviews and provides guidance to the Board of Directors on selected issues of significance to the Company and oversees management in the development and implementation of the Company’s charitable contribution policies, pension fund management and policies related to the administration of pension benefits, selected social, environmental, regulatory and political matters, equal opportunity and diversity compliance and initiatives, and safety issues. The committee met twice in 2002.

Director Compensation. Non-employee Directors receive both cash and stock compensation. Verizon’s non-employee Directors receive an annual retainer of $60,000, and each Committee chairperson receives an additional $5,000 annual retainer. In addition, the Directors have the choice of receiving an annual stock option grant valued at $130,000 or a grant of options and share equivalents, each valued at half of that amount. Directors only receive a meeting fee of $1,000 if a Board or committee meeting occurs on a day other than the day before or the day of the regularly scheduled Board meeting.

Directors may defer the receipt of all or part of their cash retainers and fees. Deferred accounts are held in either cash or Verizon share equivalents. These accounts are credited quarterly with interest at a long-term corporate bond rate in the case of cash accounts and with dividend equivalents in the case of share equivalent accounts.

Each new non-employee Director who joins the Board will receive a one-time grant of options to purchase 10,000 shares of Verizon common stock at the market price on the date of his or her initial election to the Board.

Non-employee Directors are entitled to receive wireline and wireless telecommunications services and equipment. The total value of these telecommunications services and associated equipment for all non-employee Directors in 2002 was $38,428. Non-employee Directors also are provided with business-related travel accident insurance coverage. The total amount of premiums paid by the Company for this insurance coverage for all non-employee Directors in 2002 was $1,906.

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who formerly served as Directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a Director retires or attains age 65 (whichever occurs later) or dies. Directors who formerly served as Directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. Each of these charitable programs is closed to future participants.

Directors who are employees or former employees of Verizon are not compensated for their Board service.

Other matters. Under the Company’s Bylaws, a Director who reaches age 70 must retire at the Board meeting that follows his or her 70th birthday.

Related transactions. From time to time, certain subsidiaries of the Company utilize the legal services of Thompson Hine LLP. Robert D. Storey, a Director of the Company, is a partner in that law firm.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent auditor the Company’s audited financial statements for the year ended December 31, 2002.

The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditor the independent auditor’s independence.

The Committee discussed with the internal auditors and the independent auditor the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent auditor, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company’s Annual Report on Form 10-K.

Following a review of the independent auditor’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent auditor for the fiscal year 2003.

The Committee has undertaken a comprehensive review of its charter, practices and procedures in order to assure compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives. Following that review, on January 23, 2003, the Committee approved changes to its policies and practices, and a revised charter which appears in Appendix A to the Proxy Statement.

Respectfully submitted,

      Audit and Finance Committee

Thomas H. O’Brien, Chairperson
James R. Barker
Edward H. Budd
Helene L. Kaplan
Sandra O. Moose
Hugh B. Price
John R. Stafford
Robert D. Storey

Dated: March 6, 2003

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Board has determined to fix the size of the Board at 12 Directors. Three of the incumbent Directors are reaching mandatory retirement age and will retire at the Annual Meeting, and the Board has nominated the 12 incumbent Directors listed below to serve for an additional one-year term. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. If any of the nominees should become unavailable to serve at the time of the Annual Meeting, the Proxy Committee will vote shares represented by proxies for the remaining nominees and substitute nominee(s), if any, designated by the Board.

Unless otherwise instructed, the Proxy Committee intends to vote for the nominees listed below and/or substitute nominees. If you wish to vote for, or withhold your vote from, all nominees, please mark the corresponding box on your proxy card or proceed as directed via telephone or Internet voting. If you do not wish your shares to be voted for a particular nominee, you should note that nominee’s name in the exception space provided on the proxy card or proceed as directed via telephone or Internet voting.

The election of Directors is determined by a plurality of the votes cast.

The following biographies provide information about each nominee’s principal occupation and business experience, age, and directorships held in other public corporations, as well as Verizon Board committee memberships, as of March 8, 2003.

The Board of Directors recommends a vote FOR each of the nominees.

DIRECTOR NOMINEES

[BARKER PHOTO]	JAMES R. BARKER, Chairman of Interlake Steamship Co. and Vice Chairman of Mormac Marine Group, Inc. and Moran Towing Corporation. Director of The Pittston Company. Director since June 2000 (Director of GTE Corporation 1976 – 2000); Chairperson of Public Policy Committee and member of Audit and Finance Committee. Age 67.

[CARRIÓN PHOTO]	RICHARD L. CARRIÓN, Chairman, President and Chief Executive Officer, Popular, Inc. (bank holding company) and Chairman, President and Chief Executive Officer, Banco Popular de Puerto Rico. Director of Telecomunicaciones de Puerto Rico, Inc; Wyeth. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Human Resources Committee and Public Policy Committee. Age 50.

[LEE PHOTO]	CHARLES R. LEE, Chairman of the Board since June 30, 2000; Chairman and Co-Chief Executive Officer (June 2000 – March 31, 2002). Chairman of the Board and Chief Executive Officer, GTE Corporation (1992 – 2000). Director of Marathon Oil Corporation; The Procter & Gamble Company; United States Steel Corporation; United Technologies Corporation. Director since June 2000 (Director of GTE Corporation 1989 – 2000). Age 63.

[MOOSE PHOTO]	SANDRA O. MOOSE, Senior Vice President and Director of The Boston Consulting Group, Inc. Director of Rohm and Haas Company; CDC-IXIS Funds. Director since June 2000 (Director of GTE Corporation 1978 – 2000); member of Audit and Finance Committee and Corporate Governance Committee. Age 61.

[NEUBAUER PHOTO]	JOSEPH NEUBAUER, Chairman and Chief Executive Officer, ARAMARK Corporation (managed services); President (1983 – 1997). Director of CIGNA Corporation; Federated Department Stores; Wachovia Corporation. Director since 1995; member of Public Policy Committee. Age 61.

[O’BRIEN PHOTO]	THOMAS H. O’BRIEN, Retired Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. and PNC Bank, N.A. Director of BlackRock, Inc.; Hilb, Rogal and Hamilton Company; The PNC Financial Services Group, Inc.; USAirways Group, Inc. Director since 1987; Chairperson of Audit and Finance Committee and member of Public Policy Committee. Age 66.

[PALMER PHOTO]	RUSSELL E. PALMER, Chairman and Chief Executive Officer, The Palmer Group (corporate investment firm). Director of Honeywell International Inc.; The May Department Stores Company; Safeguard Scientifics, Inc. Director since June 2000 (Director of GTE Corporation 1984 – 2000); Chairperson of Human Resources Committee and member of Corporate Governance Committee. Age 68.

[PRICE PHOTO]	HUGH B. PRICE, President and Chief Executive Officer, National Urban League. Director of Metropolitan Life, Inc. and Metropolitan Life Insurance Company; Sears, Roebuck and Co. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Audit and Finance Committee and Corporate Governance Committee. Age 61.

[SEIDENBERG PHOTO]	IVAN G. SEIDENBERG, President and Chief Executive Officer since April 1, 2002; President and Co-Chief Executive Officer (June 2000 – March 31, 2002); Chairman of the Board (December 1998 – June 2000) and Chief Executive Officer (June 1998 – June 2000); Vice Chairman, President and Chief Operating Officer (1997 – 1998). Chairman and Chief Executive Officer, NYNEX Corporation (1995 – 1997). Director of Boston Properties, Inc.; CVS Corporation; Honeywell International Inc.; Viacom, Inc.; Wyeth. In keeping with the spirit of the Company’s revised Corporate Governance Guidelines, Mr. Seidenberg has decided to reduce the number of his outside directorships. Accordingly, he will not stand for reelection at the 2003 annual meetings of Boston Properties, Inc. and CVS Corporation. Director since 1997 (Director of NYNEX Corporation 1991 – 1997). Age 56.

[SHIPLEY PHOTO]	WALTER V. SHIPLEY, Retired Chairman, The Chase Manhattan Corporation; Chairman and Chief Executive Officer (1983 – 1992; 1994 – 1999). Director of Exxon Mobil Corporation; Wyeth. Director since 1997 (Director of NYNEX Corporation 1983 – 1997); Chairperson of Corporate Governance Committee and member of Human Resources Committee. Age 67.

[STAFFORD PHOTO]	JOHN R. STAFFORD, Consultant; Retired Chairman of the Board (1986 – 2002) and Chief Executive Officer (1986 – April 2001), Wyeth (pharmaceutical and healthcare products). Director of Honeywell International Inc.; J.P. Morgan Chase & Co. Director since 1997 (Director of NYNEX Corporation 1989 – 1997); member of Audit and Finance Committee and Human Resources Committee. Age 65.

[STOREY PHOTO]	ROBERT D. STOREY, Partner, law firm of Thompson Hine LLP. Director of The Procter & Gamble Company. Director since June 2000 (Director of GTE Corporation 1985 – 2000); member of Corporate Governance Committee and Public Policy Committee. Age 66.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR
ITEM 2 ON PROXY CARD

The Audit and Finance Committee of the Board of Directors considered the performance and qualifications of Ernst & Young LLP, certified public accountants, and has reappointed the firm as independent auditor to examine the financial statements of Verizon for the fiscal year 2003.

Fees billed to the Company by Ernst & Young for services rendered during fiscal year 2002 and 2001 were as follows:

	2002	2001

Audit fees:	$8.8 million	$8.4 million
Audit-related fees*:	$4.8 million	$2.2 million
Tax fees*:	$3.0 million	$5.6 million
All other fees*:	$2.3 million	$2.2 million

*Audit-related fees include regulatory audits, audits of subsidiaries and benefit plan audits. Tax fees primarily consist of state and local and international tax consultations. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Audit and Finance Committee considered, in reliance on management and the independent auditor, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young. If this appointment is not ratified by the shareholders, the Audit and Finance Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

SHAREHOLDER PROPOSALS
ITEMS 3 — 10 ON PROXY CARD

The shareholders named below have told us that they intend to have the following proposals presented at the Annual Meeting. Approval of a shareholder proposal requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. The Board of Directors has concluded that it cannot support these proposals for the reasons given.

Item 3 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owner of 424 shares of the Company’s common stock, proposes the following:

“Resolved: That the stockholders of Verizon, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. A Director elected by cumulative voting, might be able to vote for a BETTER annual meeting date. In the last few years, Verizon has met on one of the busiest days of the year. Last year the owners of 519,554,375 shares, representing approximately 31% of shares voting voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION:

Verizon, like most other major corporations, provides for the election of directors by allowing each share of common stock one vote. The Board of Directors firmly believes that the present system of electing directors, in which directors elected are those receiving a plurality of the votes cast by the shareholders as a whole, best assures that the directors will represent the interests of all shareholders, and not just a particular group. Most states do not have mandatory cumulative voting and the Revised Model Business Corporation Act recommends that state laws not mandate cumulative voting. Nine out of ten S&P 500 companies do not provide for cumulative voting.

The Board of Directors opposes cumulative voting because it permits special interest groups to leverage their voting power. Cumulative voting would make it possible for such a group to elect one or more Directors representing that group’s narrow interest. Directors elected by such a narrow “special interest” constituency may have difficulty fulfilling their fiduciary duty of loyalty to the Company and its shareholders due to inherent conflicts between the Company and its shareholders’ interests, on the one hand, and the Director and his or her constituency, on the other. The Board of Directors believes that these potential conflicts create factionalism and undermine the ability of the Board members to work together effectively as a whole.

The Board of Directors believes that cumulative voting is not in the best interest of Verizon and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 4 on Proxy Card:

Richard A. Dee, 115 East 89th Street, New York, New York, 10128, owner of 200 shares of the Company’s common stock, proposes the following:

“Stockholders of publicly-owned corporations do not ‘elect’ directors. Directors are ‘selected’ by incumbent directors and managements — stockholders merely ‘ratify’ or approve director selections much as they ratify selections of auditors.

“The term ‘Election of Directors’ is misused in corporate proxy materials to refer to the process by which directors are empowered. The term is inappropriate — and it is misleading. With no choice of candidates, there is no election.

“Incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance — which is assured by control of board composition. Unfortunately, the ‘Elective process rights’ of stockholders are being ignored.

“Approval of this Corporate Governance proposal will provide Verizon Communications stockholders with a choice of director candidates — an opportunity to vote for those whose qualifications and views they favor. Approval will provide stockholders with ‘duly elected’ representatives.

“In a democracy, those who govern are duly elected by those whom they represent — and they are accountable to those who elect them. Continuing in public office requires satisfying constituents, not only nominators. Corporate directors, who often divide their time between many companies, take office unopposed — and answer only to fellow directors.

“It is hereby requested that the Board of Directors adopt promptly a resolution requiring that the Corporate Governance Committee nominate two candidates for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

“As long as incumbents are permitted to select and propose only the number of so-called “candidates” as there are directorships to be filled — and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors — no practical means will exist for stockholders to bring about director turnover — until this or a similar proposal is adopted. Turnover reduces the possibility of inbreeding and provides sources of new ideas, viewpoints, and approaches.

“The ‘pool’ from which corporate directors are selected must be expanded from the current preponderance of chairmen and CEO’s to include younger executives, including many more women, whose particular backgrounds qualify them well to oversee the company’s business and to represent shareholder interests properly.

“Although Delaware law provides for director nominees to be selected by incumbents, approval of this proposal will enable Verizon Communications stockholders to replace any or all directors if they become dissatisfied with them — or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their successors!

“The benefits that will accrue to Verizon Communications stockholders by having Directors that have been democratically-elected, and who are willing to have their respective qualifications reviewed and considered carefully by stockholders, far outweigh arguments raised by those accustomed to being “selected” — and who are determined to maintain their absolute power over the Corporate Governance process.

“Please vote FOR this proposal.”

BOARD OF DIRECTORS’ POSITION:

The Company fully complies with Delaware law, and the Company’s shareholders have all appropriate voting rights as prescribed by Delaware law, including the power to elect Directors. Nothing in law requires, however, that an election provide a choice of candidates, or that shareholders have a “right” to nominate candidates; the Company’s proxy materials are not misleading. The Board of Directors provides the shareholders with a slate of Director candidates which the Board believes, in its best judgment, includes the most qualified individuals who are ready, willing and able to oversee the management of the affairs of the Company. The law does not require, and the Board does not believe, that its role is to create a political environment in which nominees compete with each other for the available directorships. In the Board’s judgment, this Proposal would foster an environment where many well-qualified persons would not be willing to participate in the type of contested election that the Proposal would produce.

The Board views the present nominating process as the most effective means of ensuring that appropriately qualified candidates are identified. The Corporate Governance Committee of the Board is responsible for identifying annually the best candidates for election to the Board. The Committee only recommends nominees who have the experience and skills that best serve the Company and its shareholders. If the Board were to recommend two “rival” candidates for each position, it would be difficult to predict which individuals would be elected. Accordingly, it would be more difficult to ensure that the appropriate skills, experience and diversity were represented on the Board. There are, in fact, appropriate procedures in place for shareholders who wish to suggest qualified candidates, as set forth on page 17 of this Proxy Statement.

The Board of Directors believes that the Company should continue to follow the present nominating process, which complies with law and is used by virtually all public companies. The procedure advocated in the Proposal would not be an efficient or effective means of selecting the best Directors for the Company. Accordingly, approval of the Proposal is not in the best interest of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:

John A. Parente, 2805 Granville Avenue, Schenectady, New York 12306, owner of 7,514 shares of the Company’s common stock, and John Sellen, 285 Boulevard/ Box 457, New Milford, New Jersey 07646, owner of 1,350 shares of the Company’s common stock, propose the following:

“RESOLVED: The shareholders urge the Board of Directors to take the steps necessary to amend the By-Laws to provide that the Board (a) shall nominate director candidates such that, if elected, a substantial majority of directors would be independent, and (b) shall appoint only independent directors to serve on the Board’s compensation and nominating committees.

For this purpose, the definition of “independent” shall be no less strict than the listing standard proposed by the New York Stock Exchange, which provides that except for stock ownership: “No director qualifies as ‘independent’ unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company),” including a “five-year look-back on compensation committee interlocks.” [NYSE, “Corporate Accountability and Listing Standards Committee,” proposal submitted to the SEC for approval, August 12, 2002.]

SUPPORTING STATEMENT: At least nine of Verizon’s 16 directors (60%) have or recently had financial relationships, directly or through their firms, with the Company, or its officers. Although the New York Stock Exchange proposed standard leaves the determination of financial materiality to the Company board, we believe that these relationships render the board less than independent. Amending the By-Laws is the best way to ensure that a majority of the Board will at all times be more accountable to stockholders than beholden to management.

In addition to two inside directors (CEO Seidenberg and Chairman Lee), Verizon’s proxy statements for

2002 and 2001 disclose, in our view, material relationships among five outside directors:

☐	Helene Kaplan is of counsel to a firm providing legal services to Verizon;

☐	Sandra Moose is Senior Vice President of a firm receiving at least $3.5 million for consulting services since 1999;

☐	John Snow is CEO of a company receiving substantial and ongoing licensing fees;

☐	Robert Storey is partner in a firm providing legal services to Verizon;

☐	Joseph Neubauer is CEO of a company where Verizon Vice Chairman and President Lawrence Babbio determines his compensation as a member of the board compensation committee.

Two additional outside directors have, in our opinion, substantial material relationships according to other information made public by the Company:

☐	Richard Carrion is the CEO of a bank that is Verizon’s co-investor in Puerto Rico Telephone, in which Verizon owns a majority (52%) interest;

☐	Hugh Price is CEO of a nonprofit that received millions of dollars in grants from Verizon and which includes Verizon CEO Seidenberg on its governing board.

Seidenberg also has an interlocking directorship with yet another outside director, John Stafford, chairman and former CEO of Wyeth.

A minority of independent directors is unusual for a large U.S. company. Among S&P 500 companies, 88% have a majority of independent directors, according to the impartial Investor Responsibility Research Center. In its 1998 statement of core principles, the Council of Institutional Investors noted, “the effect created by a conflict of interest on an individual director is almost impossible to detect, either by shareholders or by other board members.”

Because the proposed NYSE rule gives companies 24 months to comply, we believe it is important shareholders urge the Board to nominate a truly independent majority as soon as feasible.

We urge shareholders to vote FOR this resolution.”

BOARD OF DIRECTORS’ POSITION:

The Board’s Corporate Governance Guidelines have consistently required that a substantial majority of the Directors be independent and that the members of the audit, compensation and governance committees be independent Directors.

In 2003, the Board revised its Guidelines, based on the proposed New York Stock Exchange listing standards and applicable laws and regulations. The Guidelines now provide that the Board will make a finding as to each Director’s independence. The Guidelines further specify objective standards for making that determination. Those standards generally go beyond the NYSE’s proposed standards and the applicable laws and regulations. Generally, the Guidelines provide that, in addition to the NYSE independence criteria, a Director will not be independent if the Director or the Director’s firm has a relationship or business arrangement with the Company which represents more than one percent of the firm’s revenues, or, in the case of a customer relationship with the Company, more than one percent of the Company’s revenues.

The Board has carefully considered the qualifications, affiliations and relationships of each Director. It is confident that a substantial majority of the Board is independent under the new standards and that the relationships cited by the proponents do not impair the independence of the individual Directors. The Board strongly disagrees with the proponents’ characterization that the Board is “less than independent.”

The Board believes that it has adopted stringent requirements for independence in its Corporate Governance Guidelines that further reinforce the Board’s commitment to ensure and safeguard its independence. Accordingly, the Board has concluded that it cannot support this Proposal.

The Board of Directors recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:

The Association of BellTel Retirees, 181 Main Street, P.O. Box 33, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company’s common stock, and Robert A. Rehm, 5 Erie Court, Jericho, New York 11753, owner of 4,418 shares of the Company’s common stock, propose the following:

“RESOLVED:  The shareholders of Verizon urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives, including so-called “golden parachute” and “golden good-bye” severance agreements, that provide benefits exceeding 2.99 times the sum of the executive’s base salary plus bonus.

We define “golden parachutes” as severance provisions in employment agreements triggered when executives are terminated, or resign, after a change in corporate control; and “golden good-byes” are defined as severance payments made to executives who terminate voluntarily, including early retirement, or who are terminated without good cause. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits and consulting fees to be paid to the executive.

SUPPORTING STATEMENT: We believe overly generous “golden parachute” and “golden good-bye” agreements are among the most costly, wasteful and counter-productive forms of executive compensation.

Because it is not always practical to obtain prior shareholder approval, under this proposal the Company has the option to seek shareholder approval after the material terms are agreed upon. Nevertheless, we believe that shareholders should at least be given a chance to ratify such agreements, providing valuable feedback to the Board. Indeed, the knowledge that shareholders will be scrutinizing and voting on these agreements may encourage restraint and strengthen the hand of the Board’s compensation committee.

Verizon’s post-merger severance agreements are unjustifiably costly and create potential conflicts of interest in our view. Executive officers can resign and receive the liquidated value of their multi-year employment agreements — tens of millions of dollars in the case of CEO Ivan Seidenberg and Chairman Charles Lee — if there is a “change of control” that is defined to include situations where another person or entity acquires as little as 20% of the Company’s voting stock and never makes a tender offer or takes control.

We believe the severance packages promised to the Company’s Chairman and CEO are indefensible since these executives would receive nearly the same compensation whether they decide to stay or leave. For example, if Seidenberg is terminated or “constructively discharged” under this broad “change of control” definition, the 2002 proxy statement indicates that he would receive most of his pay package for a period of three years — a payout well in excess of $50 million.

Compare this to the treatment of Company retirees, many with 30 or more years of loyal service. In a break with company tradition, most retirees have not received a pension cost-of-living adjustment in over a decade, allowing inflation to steadily erode the purchasing power of their fixed pension income. Although the lump sum payments to some retirees in 2000 (which was not a pension increase, nor inflation-related) were a step in the right direction, the Company’s retirement benefits policy as a whole is inadequate and unfair to most retirees.

Last year nearly 545 million shares (31% of the votes cast) supported this proposal, while similar proposals at companies including Bank of America and Norfolk Southern received majority support from stockholders last year.

Please VOTE FOR this resolution.”

BOARD OF DIRECTORS’ POSITION:

The Board of Directors continues to believe that use of employment and severance agreements for a limited group of key employees is reasonable and appropriate. Most major corporations use these types of agreements because they promote shareholders’ interests by enabling the Company to employ and retain the most qualified executives. The number and type of agreements that Verizon has with its executives are consistent with industry practice.

The Company seeks to recruit and retain talented executives with a track record of success to lead Verizon’s business in an evolving and highly competitive industry. There is intense competition for individuals of this caliber. The Board firmly believes that if the Company were required to seek shareholder approval of these types of agreements, it would be at a severe disadvantage compared with other companies who are seeking to attract the same talented individuals. Given the time and expense involved, it is not practical to call a special meeting of shareholders to approve an agreement prior to signing with the executive. Alternatively, Verizon would be required to present the agreement to shareholders at the next annual meeting. This course of action would mean that Verizon would be unable to assure the executive that the agreement would be approved or ratified. As a result of this uncertainty, a candidate could not be sure of the terms of employment and would be likely to accept a competing offer that provided final terms.

The Board has concluded that, in order to attract talented leaders, it is important to retain the flexibility to use employment agreements without requiring shareholder approval.

The Board of Directors recommends a vote AGAINST this proposal.

Item 7 on Proxy Card:

Louis Scinaldi, 230 W. Tazewell St., Unit 302, Norfolk, Virginia, 23510, owner of approximately 5,000 shares of the Company’s common stock, proposes the following:

“RESOLVED, that the shareholders of Verizon Inc. (“Verizon”) ask the board of directors to 1) establish a cap on the total compensation that may be paid to the CEO in a given year equal to 50 times the average compensation paid to employees who are not exempt from coverage under the Fair Labor Standards Act in the prior year, including salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation,” and 2) report to shareholders on the policy prior to the 2004 annual shareholders’ meeting.

SUPPORTING STATEMENT:

The compensation of chief executive officers of U.S. public companies has soared in recent years, from a median of $1.8 million in 1992 to $6.1 million in 2000, according to a report of the Conference Board. Verizon’s co-CEOs made far more than that amount in 2001. Including all compensation other than stock options, Charles Lee received $14,573,500 and Ivan Seidenberg received $13,448,200. In addition, Mr. Lee and Mr. Seidenberg received stock options for which Verizon reports potential values of $32,375,900 and $27,751,300, respectively (assuming a 5% return for five years). Verizon does not report the grant-date present value of stock options.

The explosion in CEO pay has far outstripped gains realized by the majority of workers. According to a Business Week article (May 6, 2002), CEOs of large corporations in 2001 made 411 times as much as the average factory worker. In the past decade, according to the same article, while the wages of rank-and-file workers increased by 36%, the compensation of CEOs climbed 340%.

There is evidence that large pay disparities can have a negative effect on worker productivity. A 1992 study by Cowherd and Levine in Administrative Science Quarterly found that pay differentials between managers and blue collar workers, as well as within the management group, tends to reduce product quality. A study by Stanford professor Charles O’Reilly and others found that disparity between the CEO’s pay and that of lower level managers was associated with higher manager turnover.

According to Business Week, in the mid-1980s, Peter Drucker argued that no CEO should earn more than 20 times the company’s lowest-paid employee to ensure that the contributions of all employees are recognized. Drucker believes that the growing CEO-worker pay differential damages the authority of corporate leaders.

In a September 2002 report, a commission of the Conference Board lamented the “widespread perception of a lack of fairness since certain executives have garnered substantial compensation even as their companies and the retirement savings of their employees has collapsed.” To restore public confidence, the commission urged compensation committees to “be mindful of the differences in compensation levels throughout the corporation in setting senior executive compensation levels.”

I believe this proposal is necessary to bringing more balance to the differential between senior executive and employee pay. I urge shareholders to vote for this proposal.”

BOARD OF DIRECTORS’ POSITION:

The Human Resources Committee of the Board of Directors annually determines the Chief Executive Officer’s compensation and ensures that it is competitive with the market and consistent with his responsibilities as the head of one of the largest companies in the world. Unlike the compensation of non-exempt employees, the major portion of the CEO’s compensation is directly linked to the Corporation’s financial goals and to the sustained growth of shareholder value over time.

The Proposal would limit the CEO’s compensation based on an arbitrary mathematical formula that does not take into account achieving financial and other business goals. In setting the CEO’s compensation, the Human Resources Committee looks at a number of factors including individual performance, company performance and market data to develop a mix of base and incentive compensation that is appropriate. The Committee also determines appropriate performance measures for determining incentive compensation.

The Proposal would severely limit the Committee’s ability to establish appropriate performance-based compensation for the CEO and would limit the Corporation’s ability to remain competitive in a market for executive leadership. Accordingly, the Board does not agree with the supporting statement and has concluded that it cannot support the Proposal.

The Board of Directors recommends a vote AGAINST this proposal.

Item 8 on Proxy Card:

The Central Laborers’ Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651, owner of approximately 71,992 shares of the Company’s common stock, proposes the following:

“Resolved, that the shareholders of Verizon Communications (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.”

BOARD OF DIRECTORS’ POSITION:

The Company’s long-term incentive compensation program is designed to align the interests of Verizon’s executives with those of its shareholders. The long-term incentive plan focuses the executives on their goal of growing Verizon’s business and in turn increasing shareholder value. Stock options are a key feature of Verizon’s long-term incentive program because they are inherently performance-based. Options only increase in value if the Company’s stock price increases. However, if the Company’s stock price does not increase, the stock options will have no value. In addition, the use of indexed stock options is not consistent with competitive market practices. Also, given that stock options already have a built-in performance measure (i.e,. the appreciation of Company stock), an additional layer of performance measures for stock options required by this Proposal is unnecessary and would unduly limit the Company’s ability to design a competitive long-term compensation program to meet market demands.

The Board of Directors recommends a vote AGAINST this proposal.

Item 9 on Proxy Card:

The American Federation of Labor and Congress of Industrial Organizations (AFL-CIO) Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owner of 1,600 shares of the Company’s common stock, proposes the following:

“RESOLVED: The shareholders of Verizon Communications Inc. (the “Company”) urge the Board of Directors (the “Board”) to adopt a policy prohibiting future stock option grants to senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or equity compensation plan.

Supporting Statement:

Since the accounting scandals at Enron, Worldcom, and other companies, the role of stock options in executive compensation has become controversial. Critics of stock options have argued that they can be a powerful incentive for executives to manipulate earnings or engage in accounting fraud. By timing their stock option exercises, executives can also inappropriately trade on inside information.

Stock options provide incentives to executives that significantly differ from the interests of shareholders. Stock option grants promise executives all of the gain of share price increases with none of the risk of share price declines. For this reason, they can encourage excessive risk taking by executives. In contrast to direct stock holdings, stock options also discourage executives from increasing dividends because option holders are not entitled to dividends.

Stock options at our Company allow executives to exercise a portion of their stock option grants after just one year following their grant date. For this reason, senior executives can gain substantial windfalls from the proceeds of their stock option exercises even if the share price later falls under their watch. Executives at our Company can also receive stock option “reloads” if they use stock to cover the exercise price of their options.

We are concerned that the Company’s annual stock option grants to senior executives are excessive. In 2001, the Company awarded its six most highly paid executives stock options potentially worth over $100 million if the Company’s stock price appreciates just 5 percent per year over the life of these options.

Banning stock options for senior executives will decouple executive pay from short-term price movements and the temptation for executives to inappropriately manipulate our Company’s stock price in order to exercise their stock options. In our opinion, other forms of compensation, such as restricted stock and long term incentive plans, will better focus senior executives on building the sustained profitability of our Company.

Leading investors and regulators have questioned the appropriateness of using stock options in executive compensation. Portfolio manager Bill Miller, whose Legg Mason Value Trust is the only mutual fund to beat the S&P 500 Index 11 years in a row, has said “I support the banning of stock options because anything that can be accomplished with options can be accomplished by giving stock directly. And it has none of the downsides of options.”

Former Federal Reserve Chairman Paul Volker has stated that “Given both the very large capricious element inherent in the returns from fixed price stock options and the distorted incentives for management, I believe the use of such options should be strongly discouraged for public companies. There are far better alternatives for seeking and achieving an appropriate alignment of shareholder and management interests.”

BOARD OF DIRECTORS’ POSITION:

Stock options reward employees for the long-term growth of the Company. They are an important component of Verizon’s executive compensation structure because they directly link the interests of employees with those of the Company’s shareholders. Stock options only provide value to the extent that the Company’s stock increases over the long-term. When the value of the stock increases, both shareholders and employees benefit. However, if the stock price does not increase, the employee’s options are worthless.

Verizon’s options vest over a period of three years and have a term of ten years. The graduated vesting schedule limits an employee’s ability to exercise an entire grant and profit from a short-term spike in the stock price early in the life of the option. The ten-year term focuses on the long term nature of the options.

The Human Resources Committee is responsible for ensuring the Company’s executive compensation program provides reasonable and appropriate compensation to all senior executives in a manner that is competitive in the marketplace in which Verizon competes for talented executives. This Proposal would put the Company at a competitive disadvantage because it is contrary to generally established compensation practices. The Committee must retain its discretion to determine the appropriate mix of long-term compensation awards now and in the future, including the ability to grant stock options.

The Board of Directors recommends a vote AGAINST this proposal.

Item 10 on Proxy Card:

The Massachusetts Carpenters Pension & Annuity Funds, 350 Fordham Road, Wilmington, Massachusetts, 01887, owner of approximately 80,706 shares of the Company’s common stock, proposes the following:

“Resolved, that the shareholders of Verizon Communications, Inc. (“Company”) request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide any management consulting services to our Company.

Statement of Support: The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

Independent auditors have an important public trust. Investors must be able to rely on issuers’ financial statements. It is the auditor’s opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor’s opinion and will be far less likely to invest in that public company’s securities. Final Rule: Revision of the Commission’s Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

We believe that today investors seriously question whether auditors are independent of the company and corporate management that retain them. A major reason for this skepticism, we believe, is that management of once admired companies such as Enron, Tyco, and WorldCom have misled investors and their auditors have either been complicit or simply inept. Over the last year hundreds of billions of dollars in market value have vanished as investors have lost confidence in the integrity of our markets. A key reason for this lack of confidence is the distrust investors have in companies’ financial statements.

The U.S. Congress has attempted to respond to this crisis of confidence through passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”). The Sarbanes Act prohibits a company’s auditors from performing a wide range of defined non-audit services. These prohibitions, in turn, track the defined non-audit services in Rule 2-01(c)(4) of the SEC’s Final Rule: Revision of the Commission’s Auditor Independence Requirements, Release No. 33-7919, Feb. 5, 2001.

However, the Sarbanes Act fails to prohibit auditors from providing management consulting services, which we believe represents a significant loophole. While the Act does require that the audit committee of the board preapprove these non-audit services, we do not believe that is enough. We believe that management consulting represents a significant source of potential revenue to auditors and poses serious conflict of interest issues. For this reason, we think the better course is for companies not to engage their auditors to perform any management consulting services.

Many companies, including ours, either continue to engage their auditors to provide management consulting or provide inadequate disclosure in their proxy statements to ascertain whether they continue to engage their auditors for management consulting services. We urge your support for this resolution asking the board to cease engaging auditors for management consulting.”

BOARD OF DIRECTORS’ POSITION:

Last year, Congress enacted sweeping reform legislation known as the Sarbanes-Oxley Act. Certain provisions of the new law are designed to ensure that auditors remain independent and that there is appropriate scrutiny prior to the auditor providing any non-audit services. This Act expands the types of services that a company’s independent auditors are prohibited from performing for the company. The new law also permits the auditor to perform certain other services, but requires that the company’s audit committee pre-approve the fees to be paid to the independent auditors. These restrictions, along with changes to the proxy rules requiring disclosure of the amount and types of fees paid to the independent auditors, provide shareholders with assurance that the company’s independent auditors retain their independence both in fact and appearance.

The Proposal is fundamentally flawed in that it asks the Board to adopt a policy restricting the Corporation’s outside auditors from providing “management consulting services,” which are not defined, described or otherwise explained in the Proposal. The term has no generally accepted definition or meaning under the Sarbanes-Oxley Act or the securities laws or regulations. The Proposal is further flawed in that it is not clear whether the requested prohibition is intended to apply to services to “any affiliated company” of the Corporation or services by “any affiliated company” of the independent auditor. The Proposal provides no objective standard for the Board to determine the scope of the requested prohibitions. Verizon has pointed out these serious ambiguities to the Proponent. The Board cannot support the Proposal.

The Board of Directors recommends a vote AGAINST this proposal.

The Board’s Human Resources Committee determines incentive compensation for executives based on pre-established targets. Management reports the financial impact of pension and post-retirement benefits on operating results before the Committee makes its determination. The Committee has clarified its practices for determining incentive compensation and decided to exclude, beginning in 2003, the net impact of pension and post-retirement benefits on the Corporation’s operating results. Mr. C. William Jones and Joseph and Ann Ristuccia submitted a shareholder proposal requesting that the Board of Directors adopt a policy that determines future awards of performance-based compensation for executive officers using a measure of earnings per share that does not include “accounting rule income, particularly ‘pension credits’.” After Verizon discussed the Committee’s decision with the proponents, they agreed to withdraw their proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

A shareholder who would like to have a proposal included in the Company’s 2004 Proxy Statement must submit the proposal to the Company so that it is received no later than November 14, 2003. SEC rules set standards for the types of shareholder proposals that must be included in a proxy statement. For other shareholder proposals, SEC rules specify that the Company’s Bylaws need to be followed. The Bylaws require that any shareholder who would like to nominate an individual for election as a Director or who wishes to introduce a proposal or other business at the Company’s 2004 Annual Meeting of Shareholders must give the Company advance written notice thereof no later than 90 days prior to the anniversary date of the 2003 Annual Meeting, or January 24, 2004. Shareholders may request a copy of the Bylaws from the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, 38th Floor, New York, New York 10036.

EXECUTIVE COMPENSATION

REPORT OF THE HUMAN RESOURCES COMMITTEE
ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board, referred to as the Committee, is responsible for establishing and administering the policies and plans related to compensation and benefits for senior managers, including the executives listed in the Summary Compensation Table beginning on page 22 of this Proxy Statement. The individuals listed in that table are referred to as the named executive officers.

This report summarizes the philosophy, structure, and compensation levels of the Company’s executive compensation programs for 2002.

PHILOSOPHY

The Committee has established the following objectives for the Company’s executive compensation program:

•	To attract and retain high-performing executive talent;

•	To achieve key operational and financial goals;

•	To reward key performers who achieve superior returns for shareholders; and

•	To align the financial interests of the senior management group with those of shareholders.

Accordingly, the total compensation of the senior management group has been set at levels that are intended to be competitive with other large global public companies with whom we compete for executive talent. The Committee evaluates and approves each component of compensation (base salary, annual incentives, and long-term incentives) and also reviews and approves the individual total compensation for key executives. In considering the mix of elements comprising total compensation, the Committee has emphasized long-term pay and performance to stress the importance of achieving Verizon’s long-term strategies. The Committee has determined that the aggregate of Verizon’s base pay and short-term compensation should fall within the 50th percentile and that its long-term incentive opportunities should fall within the 75th percentile for comparable companies. To ensure that Verizon’s senior management compensation is consistent with these levels, the Committee annually compares Verizon’s total compensation and component pay levels to those of competitors for executive talent. In November 2002, the Committee performed its annual review of the compensation levels for the senior management group and found that the long-term incentive opportunity was generally below the targeted 75th percentile. However, at this time the Committee has determined that no changes are necessary with respect to the long-term compensation program.

The Company’s compensation policies and practices, emphasizing a pay-for-performance philosophy, provide challenging performance objectives that serve to both motivate and retain executives. Each of our 2002 incentive compensation plans is designed to reflect both individual and Company performance, each serving a unique role in reinforcing our key business objectives. The Verizon Short-Term Incentive Plan is designed to reward the attainment of certain internal business goals that are primarily financial and operational in nature. The Verizon Long-Term Incentive Plan is designed to reward the creation of sustainable shareholder value and more closely align the interests of the Company’s senior management group with that of its shareholders. For 2002, all of the compensation provided under the Verizon Long-Term Incentive Plan was in the form of non-qualified stock options. Beginning in 2003, as discussed below, Verizon will begin expensing the fair market value of stock options granted on or after January 1, 2003. In addition, for 2003 the Committee has determined that, given the changing market environment, the senior management group’s long-term incentive compensation will consist of a mix of non-qualified stock options and performance stock units.

The Company maintains stock ownership guidelines to encourage each executive to achieve and maintain an appropriate ownership stake in the Company. The ownership levels are based on a multiple of base salary. The guidelines suggest a multiple of five times base salary for the CEO and a multiple of one to four times for other executives. These guidelines apply to all senior management employees. All named executive officers are currently in compliance with the stock ownership guidelines, as set forth by the Company. The Security Ownership of Directors and Officers table, on page 29, displays the current ownership levels of these named officers.

The Committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key executives to ensure that Verizon continues to retain their services. The agreements with the named executive officers are described beginning on page 26 of this Proxy Statement.

COMPONENTS OF COMPENSATION

There are three components of the compensation structure for the senior management group: salary; a short-term incentive award paid in cash; and a long-term incentive award, which in 2002 was entirely in the form of non-qualified stock options.

Because the majority of an executive’s total compensation is performance-based and, therefore, at risk, the value of such compensation (short-term and long-term incentives) depends largely on the degree of success in attaining both Company and individual performance objectives.

Salary. The Company’s executive salary structure is based on broad salary bands. Verizon periodically evaluates this structure by comparing it to a group of other large global public companies. In keeping with Verizon’s overall executive compensation philosophy, base pay is set at the 50th percentile for comparable companies. In 2002, the senior management group generally received salary increases based upon individual performance, market changes in the value of that position, and the economic and business conditions affecting Verizon at the time of the evaluation. This was the first salary increase that the senior management group has received since the close of the merger on June 30, 2000. The salaries earned by the named executives for 2002 are shown in column (c) of the Summary Compensation Table.

Short-Term Incentive. Senior managers are eligible to receive annual cash incentives under the Verizon Short-Term Incentive Plan. The plan is designed to support achieving Verizon’s business and performance goals by placing a sizable percentage of compensation at risk. For 2002, the amount of awards was based upon actual performance as measured against pre-established performance objectives. These objectives are based primarily upon financial measures, particularly earnings per share and revenue. A portion of the award is also based upon two additional non-financial measures: customer service and diversity. Depending on Verizon’s and the individual’s performance, the awards can range from zero to a pre-established maximum performance percentage. In 2002, Verizon substantially outperformed all of its peers in virtually every relevant financial category. In addition, Verizon was able to (i) improve earnings per share over 2001 despite the economic and regulatory pressures, (ii) improve its market position and (iii) reduce its overall debt liability. As a result, the short-term incentive bonuses for the 2002 plan year are generally greater than those paid in the 2001 plan year (as a percentage of salary) but lower than the expected target payout levels. The amounts shown under “Bonus” in column (d) of the Summary Compensation Table represent the short-term incentive payments awarded to each of the named executive officers for 2002.

Long-Term Incentive. The Company provides long-term incentive opportunities under the Verizon Long-Term Incentive Plan. These long-term incentives may include non-qualified stock options, incentive stock options, performance units, restricted stock grants and stock appreciation rights. For 2002, only non-qualified stock options were granted. Non-qualified stock options reward participants only to the extent that the value of Verizon’s common stock increases, thus creating greater shareholder value. This closely aligns the interests of the Company’s senior management group with the interests of its shareholders.

Individual stock option grants are generally based on the recipient’s actual base salary multiplied by a percentage applicable to the recipient’s compensation band. The percentage is determined based on the level of responsibilities and on comparable positions within a group of other large global public companies. All stock options are granted with an exercise price equal to the fair market value of Verizon’s stock on the date of the grant and are not transferable during the recipient’s lifetime. The number of stock options granted to each of the named executive officers is shown in column (g) of the Summary Compensation Table.

Changes in Compensation Practices for 2003. The Committee has decided to explicitly exclude, beginning in 2003, the net impact of pension and post-retirement benefits from Verizon’s operating results in determining the senior management group’s short-term incentive awards. As noted above, in 2003, Verizon also began expensing the fair market value of employee stock options granted on or after January 1, 2003. In addition, for 2003 the Committee has determined that, given the changing market environment, the senior management group’s long-term incentive compensation will consist of a mix of non-qualified stock options and performance stock units. This will not change the value of the long-term incentive compensation paid and will result in the Company granting fewer stock options to its executives. Performance stock units represent shares of Verizon stock that will become payable after the completion of a three-year performance cycle. Actual payment of the performance stock units will be determined based on Verizon’s Total Shareholder Return (TSR) relative to the TSR of the companies that make up the Standard & Poor’s 500 and to the TSR of a group of companies included in Verizon’s telecom peer group. If Verizon’s relative TSR position does not meet a specific minimum threshold percentage, no units will be payable under the program. The value of the award will increase or decrease to the extent that Verizon’s relative TSR position increases or decreases compared to that of the companies in the Standard & Poor’s 500 and the companies in Verizon’s telecom peer group. The value of each performance stock unit is equal to the fair market value of a share of Verizon’s common stock on the date of the grant and will change as the value of Verizon’s common stock changes. All units that become payable under the program will be paid in shares of Verizon common stock. This combination of non-qualified stock options and performance stock units will continue to align the interests of its executives with that of Verizon’s shareholders.

2002 COMPENSATION FOR IVAN SEIDENBERG AND CHARLES R. LEE

The 2002 employee compensation of Ivan Seidenberg, President and Chief Executive Officer, and Charles R. Lee, who resigned as Co-Chief Executive Officer in April of 2002 and continues as non-employee Chairman, was determined in accordance with the plans and policies discussed in this report. Their annual salaries are shown in column (c) of the Summary Compensation Table, and their respective short-term incentive awards are shown under “Bonus” in column (d) of this table.

In 2002, Messrs. Seidenberg and Lee did not receive increases to their respective base salaries. At their recommendation, neither Mr. Seidenberg nor Mr. Lee has received a salary increase since the creation of Verizon in June 2000. In 2002, Messrs. Seidenberg and Lee received short-term incentive awards of $2,700,000 and $1,575,000, respectively. For Mr. Seidenberg, the range of his short-term incentive award was $0 to $3,750,000. As a result of Mr. Lee’s retirement, the range of his short-term incentive award was prorated, in accordance with the Verizon Short-Term Incentive Plan guidelines, to reflect active employment service with the Company through June 30, 2002. Accordingly, the prorated range of Mr. Lee’s short-term incentive award was $0 to $2,187,500.

In 2001, Messrs. Seidenberg and Lee each received payment of 60% of the special long-term performance incentive award that had been previously established under their employment agreements prior to the merger. On December 31, 2002, an additional 20% of Mr. Seidenberg’s total award, covering the 2002 performance period, became payable. The Committee approved paying the award for Mr. Seidenberg at target due to the superior performance of Verizon as measured against its peers and the improvement in earnings per share over 2001 despite the economic and regulatory pressures. As a result of his retirement during 2002, Mr. Lee became eligible for the remaining 40% of his special long-term performance incentive award. The Committee approved paying the award for Mr. Lee at target. Messrs. Seidenberg and Lee received $2,000,000 and $4,000,000, respectively, and their awards are reflected in column (h) of the Summary Compensation Table.

In January of 2002, Messrs. Seidenberg and Lee received non-qualified stock option grants of 752,900 and 878,300, respectively. These grants were awarded under the Verizon Long-Term Incentive Plan and are reported in column (g) of the Summary Compensation Table. In addition, Mr. Lee was eligible in 2002 to receive a performance bonus award previously granted under the GTE Long-Term Incentive Plan for the last remaining award cycle from 2000 through 2002. Originally, the actual amount of the award was to be determined based on GTE’s performance in attaining certain pre-established performance targets over the performance period. However, the operations of Bell Atlantic and GTE were integrated following the merger. Therefore, the Committee determined that, based on GTE performance up to the date of the merger, the performance bonus award for the 2000-2002 award cycle would be paid at target for Mr. Lee and all other eligible former GTE executives. In accordance with the GTE Long-Term Incentive Plan guidelines, Mr. Lee’s performance bonus award of $1,901,660 was prorated to reflect active employment service with the Company through June 30, 2002. This amount for Mr. Lee is included in column (h) of the Summary Compensation Table.

Sensitive to the current market conditions, Mr. Seidenberg recommended to the Committee that he forego a salary increase in 2003 and asked that his base salary be maintained at the same level as that since the merger. In addition, he also recommended a reduction to his 2003 long-term incentive award by more than 10% from its 2002 and 2001 levels. The Committee reviewed and approved these recommendations in January 2003.

APPLICABLE TAX CODE PROVISION

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, companies may exclude performance-based compensation from the limit if that compensation meets certain requirements. The Committee believes that the short and long-term plans are performance driven and therefore satisfy the requirements for exemption under Internal Revenue Code Section 162(m).

Respectfully submitted,

    Human Resources Committee

Russell E. Palmer, Chairperson
Richard L. Carrión
Robert F. Daniell
Joseph Neubauer
Walter V. Shipley

Dated: March 6, 2003

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Babbio, Vice Chairman and President of the Company, serves on the Board of Directors of ARAMARK Corporation and, until February 2003, served on its compensation committee. Mr. Neubauer, Chief Executive Officer and Chairman of the Board of Directors of ARAMARK Corporation, serves on Verizon’s Board of Directors and, until March 2003, served on its Human Resources Committee.

COMPENSATION TABLES

Summary Compensation Table

								Long-Term Compensation

		Annual Compensation						Awards			Payouts
(a)	(b)	(c)		(d)		(e)		(f)		(g)	(h)	(i)
								Restricted		Securities
						Other Annual		Stock		Underlying	LTIP	All Other
Name and		Salary		Bonus(2)		Compensation		Award(s)		Options/SARs	Payouts	Compensation
Principal Position	Year	($000s)		($000s)		($000s)		($000s)		Granted(#)	($000s)	($000s)

Charles R. Lee(1)	2002	1,951.9	(3)	1,575.0		878.0	(6)			878,300	7,111.0 (8)	4,082.3	(9)
Chairman	2001	1,750.0		2,844.0		292.8				915,700	9,316.0	370.7
	2000	1,490.4		2,620.8	(5)	87.9		6,614.2	(7)	988,672		4,304.9

Ivan G. Seidenberg	2002	1,500.0		2,700.0		147.5	(6)			752,900	2,289.7 (8)	2,877.2	(9)
President & CEO	2001	1,500.0		2,437.5		190.0				784,900	6,188.3	3,132.4
	2000	1,350.0		2,577.0		148.7		6,562.5	(7)	1,179,420		5,096.3

Lawrence T. Babbio, Jr.	2002	1,033.7		1,470.0		624.9	(6)			324,700		1,778.8	(9)
Vice Chairman & President	2001	1,000.0		1,320.0		132.9				419,727		18,245.1
	2000	912.5		1,297.0		115.7		4,375.0	(7)	1,016,806		2,966.4

Dennis F. Strigl	2002	800.0		1,200.0		135.6	(6)			251,000		704.6	(9)
Executive Vice President &	2001	750.0		915.0		189.2				245,300		6,016.7
President & CEO	2000	712.5		1,212.0		124.4		3,500.0	(7)	527,060		3,490.8
Verizon Wireless Joint Venture

Michael T. Masin(1)	2002	1,000.6	(3)	718.5		106.8	(6)			300,600	1,100.9 (8)	788.0	(9)
Vice Chairman & President (Retired)	2001	925.0		1,332.0		139.9				302,500	1,107.0	6,516.6
	2000	928.9	(4)	1,343.0	(5)	130.2		4,411.5	(7)	612,016		2,920.2

William P. Barr	2002	724.0		783.0		51.3	(6)			193,400	646.1 (8)	733.6	(9)
Executive Vice President &	2001	700.0		682.5		56.8				194,600	619.5	47.2
General Counsel	2000	615.9		678.0	(5)	45.4		2,640.4	(7)	390,768		1,571.3

Doreen A. Toben	2002	553.0		840.0		78.1	(6)			124,300		517.7	(9)
Executive Vice President & CFO	2001	441.3		495.0		59.1				128,211		352.5
	2000	420.5		485.0		54.4		1,312.5	(7)	212,800		286.3

(1)	As of December 31, 2002, Mr. Lee and Mr. Masin were no longer employees of Verizon. Mr. Lee resigned as Co-CEO on April 1, 2002 and retired from Verizon on June 30, 2002. However, Mr. Lee continues as the non-employee Chairman of the Board. Mr. Masin retired from Verizon on October 4, 2002.

(2)	Generally, the performance percentage for the short-term bonuses was 72% for 2002; 65% for 2001; and 79.5% for 2000.

(3)	The column also reflects payments of $908,654 and $217,019 to Messrs. Lee and Masin, respectively, resulting from their retirements and in lieu of previously accrued banked vacation. This benefit was provided under a program offered by GTE but is not offered by Verizon.

(4)	The data includes fees received by Mr. Masin for serving as a director of BC TELECOM Inc., a Canadian company in which GTE owned a 50.8% interest during January of 1999, and TELUS Corporation, formerly BCT.TELUS Communications Inc., a successor company to BC TELECOM Inc., in which Verizon owns a 25.9% voting interest. In 2000, Mr. Masin received deferred stock units of this company valued at $35,651, which is included in this column. Although Mr. Masin continued to serve as a director of TELUS Corporation through October 4, 2002, he did not receive fees for such service after 2000.

(5)	For year 2000, the data reflects the amounts these executive officers received under both the Verizon Short-Term Incentive Plan and the GTE Executive Incentive Plan. Under GTE’s Equity Participation Program which was part of the GTE Executive Incentive Plan, a portion of this amount has been deferred into restricted stock units payable at maturity (generally, a minimum of three years).

(6)	For 2002 the column “Other Annual Compensation” includes: incremental costs for personal use of Company aircraft by Messrs. Seidenberg, Strigl, and Masin in the amounts of: $90,590; $83,493; and $77,644, respectively; imputed income for the personal use of Company apartment and related tax reimbursements for Mr. Babbio of $251,850 and $224,397, respectively; imputed income of $16,540 for financial planning services provided to Mr. Barr; flexible spending allowances for Mr. Barr and Ms. Toben in the amounts of: $31,000 and $26,000, respectively. The amount shown for Mr. Lee includes imputed interest of $36,959 and tax reimbursements of $33,305 related to aggregate home equity bridge loans of $2.5 million provided by the Company in connection with the relocation from Texas to Connecticut following the merger. Under the terms of the Company’s relocation program, which applies to all management employees, home equity bridge loans are interest-free. Mr. Lee repaid the balance of the loans in 2002, in the net amount of $2,094,700, after offsets for reimbursement for other relocation-related transactions.

(7)	The data reflects the dollar value of the one-time grant of restricted stock units based on the closing price of Verizon common stock on the grant date, September 7, 2000. These units vest over the next three years subject to meeting certain performance and time measures. On each dividend payment date, additional restricted units are credited to the participant’s account. The number of restricted stock units is determined by dividing the dividend that would have been paid on the shares represented by the restricted stock units in the participant’s account by the closing price of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape on the dividend payment date. Messrs. Lee, Seidenberg, Babbio, Strigl, and Barr and Ms. Toben hold a total of: 161,690; 161,690; 107,794; 86,235; 64,676; and 32,338 restricted stock units, respectively, which had a dollar value of: $6,265,499; $6,265,499; $4,176,999; $3,341,599; $2,506,200; and $1,253,100, respectively, based upon the closing price of Verizon common stock on December 31, 2002. Restricted units previously held by Mr. Masin were forfeited, per the terms and conditions of the grant, upon his voluntary retirement from Verizon. In addition, the data also reflects the value of the matching restricted stock units under GTE’s Equity Participation Plan for Messrs. Lee, Masin, and Barr.

[8]	Mr. Lee’s 2002 LTIP payout included the payment of 40% of his special long-term incentive award. Mr. Lee’s award was $5,209,372, including earnings based on investment elections. Mr. Seidenberg’s 2002 LTIP payout included the payment of 20% of his special long-term incentive award. Mr. Seidenberg’s award was $2,289,680, including earnings based on investment elections. In addition, Messrs. Lee, Masin, and Barr, as former GTE executives, received payments for the 2000 to 2002 award cycle, under the GTE Long-Term Incentive Plan, of $1,901,660; $1,100,930; and $646,000, respectively.

[9]	For 2002, the column “All Other Compensation” includes: Company contributions to qualified plans for Messrs. Lee, Seidenberg, Babbio, Strigl, Masin, and Barr and Ms. Toben in the amounts of: $12,257; $10,000; $10,000; $15,400; $14,603; $16,142; and $9,641, respectively; contributions by the Company and its related companies to the non-qualified Income Deferral Plan Accounts of Messrs. Lee, Seidenberg, Babbio, Strigl, Masin, and Barr and Ms. Toben in the amounts of: $1,783,722; $1,382,875; $1,026,309; $572,207; $773,368; $477,366; and $458,050, respectively; the value of premiums paid by the Company for executive life insurance policies for Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben in the amounts of $115,221; $138,570; $116,972; $29,568; and $50,053, respectively. As disclosed in previous proxy statements, Mr. Seidenberg waived his right to receive his deferred merger retention bonus in exchange for the Company’s entering into a split-dollar insurance arrangement for his benefit. Pursuant to the terms of Mr. Lee’s employment agreement, the Company entered into a split-dollar insurance arrangement for Mr. Lee. In addition, Messrs. Babbio and Barr waived their rights to receive deferred bonuses in exchange for the Company’s entering into split-dollar insurance arrangements for their benefit. Under all of these arrangements, the insurance premiums paid by the Company will be ultimately returned to the Company. The present value after-tax costs of these arrangements to the Company are designed to be equivalent to the after-tax costs to the Company of these waived deferred compensation obligations. For 2002, the value of premiums paid by the Company for these split-dollar arrangements for Messrs. Lee, Seidenberg, Babbio, and Barr are $714,105; $1,369,113; $603,947; and $210,485, respectively. As of July 2002, the Company suspended premium payments towards these executive life insurance policies and split-dollar insurance arrangements pending further evaluation of the status of these policies and arrangements. This column also includes other compensation provided to Mr. Lee during the period following his retirement date of June 30, 2002: consulting fees of $1,500,000; costs of $1,230 for personal use of a company-owned apartment; and $71,010 for personal use of company aircraft and other transportation.

The following table provides information as to options and stock appreciation rights (referred to as SARs) exercised by each of the named executive officers during 2002. The table sets forth the value of options and stock appreciation rights held by such officers at year-end measured in terms of the closing price of Verizon common stock on December 31, 2002.

Aggregated Option/SAR Exercises

in Last Fiscal Year and FY-End Option/SAR Values

(a)	(b)	(c)	(d)				(e)

			Number of Securities				Value of Unexercised
			Underlying Options/SARs				In-the-Money Options/SARs
			at FY-End (#)				at FY-End ($000s)
	Shares	Value
	Acquired on	Realized
Name	Exercise (#)	($000s)	Exercisable		Unexercisable		Exercisable	Unexercisable

Charles R. Lee	—	—	4,580,586		—		7,638.5	—
Ivan G. Seidenberg	—	—	2,042,307		2,102,675		3,362.3	—
Lawrence T. Babbio, Jr.	—	—	1,410,546		1,087,949		530.8	—
			13,500	[1]	8,650	[1]	—	—
Dennis F. Strigl	—	—	448,891		856,896		14.0	—
Michael T. Masin	—	—	1,543,028		—		1,758.1	—
William P. Barr	—	—	534,810		653,390		—	—
Doreen A. Toben	—	—	285,690		365,300		33.7	—

[1]	Options to purchase Class V Common Stock of Grupo Iusacell, S.A. de C.V.

Although Verizon has outperformed its peers, 88.6% of both the exercisable and unexercisable options, for the above named officers, were granted with exercise prices above the current price of Verizon common stock as of December 31, 2002; therefore, these options have no current value.

The following table shows all grants of options to the named executive officers during 2002. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that, if the stock price does not appreciate, the potential realized value of the options granted would be zero.

Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at
					Assumed Annual Rates of
					Stock Price Appreciation for
	Individual Grants				Option Term ($000s)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	# of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	0%	5%	10%

Charles R. Lee	878,300[2]	2.8%	48.6700	1/23/2012	—	26,883.3	68,127.5
Ivan G. Seidenberg	752,900[1]	2.4%	48.6700	1/23/2012	—	23,045.0	58,400.5
Lawrence T. Babbio, Jr.	324,700[1]	1.1%	48.6700	1/23/2012	—	9,938.5	25,186.1
Dennis F. Strigl	251,000[1]	0.8%	48.6700	1/23/2012	—	7,682.7	19,469.4
Michael T. Masin	300,600[3]	1.0%	48.6700	10/4/2007	—	4,686.9	10,547.6
William P. Barr	193,400[1]	0.6%	48.6700	1/23/2012	—	5,919.6	15,001.5
Doreen A. Toben	124,300[1]	0.4%	48.6700	1/23/2012	—	3,804.6	9,641.6

[1]	One-third of the options are exercisable on January 24, 2003; two thirds are exercisable on January 24, 2004; and the balance is exercisable on January 24, 2005.

[2]	Options became fully exercisable on June 30, 2002, with full 10-year term remaining per employment agreement.

[3]	Options became fully exercisable on October 4, 2002, with 5-year term remaining per retirement provisions.

RETIREMENT PLANS

Effective January 1, 2002, Verizon merged the management pension plans of the predecessor companies to form the Verizon Management Pension Plan. The plan is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant’s election. Pension benefits under this plan are calculated for all participants using a cash balance formula that provides for pay credits equal to 4 to 7 percent (depending on age and service) of annual eligible pay up to the statutory limit on compensation ($200,000 in 2002), for each year of service following the conversion to cash balance. Messrs. Lee, Seidenberg, Babbio, Masin, and Barr and Ms. Toben and other Verizon executive officers, began participating in the Verizon Management Pension Plan as of January 1, 2002. Mr. Lee retired on June 30, 2002, and Mr. Masin retired on October 4, 2002. Mr. Strigl is not eligible to participate in the Verizon Management Pension Plan.

In general, eligible pay includes base salary, commissions and short-term incentives, exclusive of certain senior manager or other incentive compensation, and other similar types of payments. Additionally, monthly interest credits are made to the participant’s account balance based upon the prevailing market yields on certain U.S. Treasury obligations. In order to record these pay and interest credits, the plan administrator maintains a hypothetical account balance for each participant. However, as part of the transition to a cash balance formula, participants with at least 10 years of service with the Company as of January 1, 2002, receive benefits under an alternative formula, referred to as the “highest average pay formula,” if that formula provides a higher benefit than the cash balance formula. Under this formula, pensions are computed until 2008 on 1.35% of eligible pay for average annual salary for the five highest consecutive years up to the statutory limit on compensation ($200,000 in 2002), for each year of service. In 2008, the Verizon Management Pension Plan shifts from this highest average pay formula to a career average pay formula under which an employee’s pension is computed on 1.35% of eligible pay for average annual salary over the remainder of the employee’s career with the Company up to the statutory limit on compensation, for each year of service. As of December 31, 2002, or the executive’s date of retirement in 2002, the actual years of service credited under the Verizon Management Pension Plan for Messrs. Lee, Seidenberg, Babbio, Masin, and Barr and Ms. Toben were 19, 36, 36, 9, 8, and 30, respectively.

The following table illustrates the estimated annual benefits payable pursuant to the highest average pay formula under the Verizon Management Pension Plan based on a maximum compensation limit of $200,000. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings and years of service:

Pension Plan Table

	Years of Service
Final Average
Earnings	15	20	25	30	35	40

$200,000	$40,500	$54,000	$67,500	$81,000	$94,500	$108,000

Employees who do not have at least 10 years of service generally do not qualify for the highest average pay formula under the plan. Accordingly, Messrs. Barr’s and Masin’s cash balance accounts were $107,765 and $147,960, respectively, as of December 31, 2002. Mr. Lee’s pension under the Verizon Management Pension Plan is based on a variant of the highest average pay formula described above. This formula, covering all former GTE employees with at least 10 years of service, provided a benefit that was integrated with social security. For compensation under $37,200, which is the limit under the Federal Social Security Act, the formula was based on 1.15% of eligible pay, while the formula for pay above that amount was based on 1.45% of eligible pay. Mr. Lee’s annual joint and survivor annuity (which is the form of distribution that he has elected) from the Verizon Management Pension Plan is $49,261.

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Verizon Management Pension Plan. Pension amounts for certain executive officers that exceed such Section 415 limitations will be paid from the Company’s assets under the Verizon Income Deferral Plan. Messrs. Lee, Seidenberg, Babbio, Strigl, Masin, and Barr and Ms. Toben and other Verizon executive officers, began participating in the Verizon Income Deferral Plan as of January 1, 2002. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan under which an individual account is maintained for each participant. The plan allows the participants to defer voluntarily the receipt of up to 100% of their eligible compensation, and also provides retirement and other benefits to certain executives through Company credits to the participant’s account under the plan. Eligible compensation consists of:

I.	a participant’s base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans ($200,000 in 2002);

II.	all of the participant’s short-term incentive award; and

III.	other bonuses that the plan administrator determines are eligible for deferral.

If a participant elects to defer eligible income, the Company provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. That rate is 100% of the first 4% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. In addition, for the first 20 years of participation in the plan for certain executives of the Company, the Company makes retirement contributions to a participant’s account equal to 32% of the base salary, in excess of $200,000, and short-term incentive award components of the participant’s eligible compensation. Thereafter, the Company makes retirement contributions equal to 7% of such eligible compensation.

The following table shows the aggregate portion of each participating named executive officer’s account attributable to the Company’s contributions as of December 31, 2002. In 2002, Messrs. Lee, Masin, Barr, and all other former GTE executives, had their Verizon Supplemental Executive Retirement Plan benefit converted to a present value and transferred to the Verizon Income Deferral Plan. As a result, Messrs. Lee, Masin and Barr are no longer entitled to receive a benefit under the Verizon Supplemental Executive Retirement Plan and instead began participating in the Verizon Income Deferral Plan along with all other Verizon executives effective

January 1, 2002. Generally, the Verizon Income Deferral Plan provides a benefit at retirement comparable to the benefit provided under the Verizon Supplemental Executive Retirement Plan.

Executive	Aggregate Account Balance

Mr. Lee	$27,308,803	*
Mr. Seidenberg	$10,762,561
Mr. Babbio	$9,677,371
Mr. Strigl	$2,909,493
Mr. Masin	$11,556,174	*
Mr. Barr	$5,612,787	*
Ms. Toben	$1,656,396

*Includes $23,411,561; $9,329,714; and $4,542,326 for Messrs. Lee, Masin and Barr, respectively, representing a present value conversion and transfer of their earned benefits from the Verizon Supplemental Executive Retirement Plan.

The actual annual Company contribution for 2002 has been reflected in column (i) of the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

Because of the highly competitive environment in the telecommunications industry, the Human Resources Committee recognizes that, from time to time, it is appropriate to enter into employment agreements with key members of management to ensure that Verizon continues to retain their services. In 2000, the Company entered into agreements with Messrs. Seidenberg, Lee, Babbio, Strigl, Masin, and Barr and Ms. Toben. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with Verizon’s business relations for a specified period of time following the termination of their employment. The agreements provide that each of these executives will receive certain additional benefits, including a flexible spending account, financial planning services, use of Company aircraft and automobile, and certain housing arrangements. As previously noted, Mr. Masin retired from Verizon effective as of October 4, 2002. He did not receive any severance pay or other special benefits as a result of his retirement.

The executives will receive the compensation and benefits outlined below for the term of their agreements. If an executive resigns or retires, he or she will be entitled only to the benefits that would be provided to a similarly situated senior executive upon termination. Generally, if an executive’s employment terminates following a change in control of Verizon, or due to a good reason, or as a result of death or disability, the executive will generally receive the same benefits if he or she were involuntarily terminated without cause. However, if the termination is due to disability, the lump sum payment will be offset by amounts payable to the executive under any Company-sponsored disability plan. Except as indicated below, if an executive’s employment is involuntarily terminated without cause, his or her outstanding stock options will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of the option. In addition, the portion of the one-time grant of restricted stock units that was due to vest based upon a continuous employment requirement will become payable on the scheduled date, and the remaining unvested portions of that grant will become payable only if Verizon attains the applicable performance goals. If an executive is terminated for cause or voluntarily resigns, he or she will no longer receive any salary or benefits and will forfeit the unvested portion of the one-time year 2000 grant of stock options and the unvested portion of the one-time year 2000 grant of restricted stock units. All separation payments provided to the named executive officers under their employment agreements are in lieu of any Company-sponsored severance.

The individual agreements of the other named executive officers are summarized below.

Charles R. Lee. Mr. Lee retired as an employee from Verizon on June 30, 2002. His agreement provides that from June 30, 2002 until June 30, 2004, he will serve as the non-employee Chairman of the Board. His agreement also provides that he will serve as a consultant to Verizon from June 30, 2002 through June 30, 2004. During this period, Mr. Lee will be an independent contractor and, except for certain continuing medical and life insurance coverage, will not be entitled to the benefits generally provided to Verizon employees. He will receive a consulting fee of $250,000 per month and will be provided office space and support, financial services and use of Company aircraft and other transportation.

In addition, for one year after his retirement date, he will be provided with the non-exclusive use of a Company apartment. All of his outstanding stock options are exercisable until the tenth anniversary of their grant date. Mr. Lee will receive financial planning services for two years and will be provided with office space and administrative support for five years after the end of the term of his agreement.

Ivan G. Seidenberg. Mr. Seidenberg’s agreement provides that he will continue to be employed through June 30, 2004. On April 1, 2002, he became the sole Chief Executive Officer. His agreement currently provides for:

•	an annual base salary of not less than $1,500,000;

•	an annual short-term bonus between 0 and 2.5 times base salary;

•	annual long-term bonus opportunities of at least 8 times base salary; and

•	the remainder of a long-term performance incentive opportunity in a target amount of approximately $2 million that is subject to a vesting schedule.

If Mr. Seidenberg’s employment is involuntarily terminated without cause or if he is constructively discharged, he will receive the following benefits for the period ending three years after his termination:

•	monthly payments based on his base salary increased by at least 5% annually;

•	annual payments equal to the short-term bonus he would have been entitled to receive;

•	vested rights in the remainder of his long-term performance incentive award;

•	an annual grant of stock options equal to 8 times his annual base salary increased by at least 5% annually; and

•	the excess, if any, of the compensation earned by the Company’s Chief Executive Officer during this period over the amounts paid to Mr. Seidenberg pursuant to his agreement.

If Mr. Seidenberg’s employment is terminated as a result of his death or disability, he will generally receive the same benefits that he would receive if he were involuntarily terminated without cause. However, no payments will be made after June 30, 2004.

Lawrence T. Babbio, Jr. Mr. Babbio’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $1,000,000;

•	an annual short-term bonus between 0 and 2 times base salary; and

•	annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Babbio’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) the greater of 50% or the percentage of his maximum short-term bonus opportunity awarded in the year immediately preceding the termination of his employment, and (iii) 100% of his long-term bonus opportunity. In addition, all of his outstanding stock options will vest immediately and will be exercisable for five years or, if the term of the option extends beyond that date, until June 30, 2008 (subject to the maximum term of the option).

Dennis F. Strigl. Mr. Strigl’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $800,000;

•	an annual short-term bonus between 0 and 2 times base salary; and

•	annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Strigl’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to two times (i) his base salary, (ii) 50% of his maximum short-term bonus opportunity, and (iii) 100% of his long-term bonus opportunity.

William P. Barr. Mr. Barr’s agreement provides that he will continue to be employed through June 30, 2003.

His agreement currently provides for:

•	an annual base salary of not less than $700,000;

•	an annual short-term bonus between 0 and 1.5 times base salary;

•	annual long-term bonus opportunities of at least 4.25 times base salary; and

•	vested rights to his special retention account under the Verizon Income Deferral Plan in an amount equal to approximately $3.6 million (plus earnings or losses), if he remains continuously employed by Verizon through June 30, 2003.

In addition, the Human Resources Committee of Verizon’s Board of Directors has approved the renewal of Mr. Barr’s agreement to be effective as of July 1, 2003. The new agreement will renew automatically so that the agreement always has a term of at least two years and his special retention account will not be offset against any other severance payment he is otherwise eligible to receive under his agreement. All other terms and conditions of his agreement will remain the same.

Doreen A. Toben. Ms. Toben’s agreement provides for a two-year term that ends on June 30, 2004. Thereafter, the term of employment will automatically renew for successive two-year terms unless Verizon provides advance written notice.

Her agreement currently provides for:

•	an annual base salary of not less than $700,000;

•	an annual short-term bonus between 0 and 1.5 times base salary; and

•	annual long-term bonus opportunities of at least 4.25 times base salary.

If Ms. Toben’s employment is involuntary terminated without cause, she will receive a lump sum payment equal to two times (i) her base salary and (ii) 50% of her maximum short-term bonus opportunity.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The Human Resources Committee of the Board has approved stock ownership guidelines for all executive officers. Under these guidelines, by the end of a five-year period, the Chief Executive Officer is encouraged to acquire and hold Company shares with a value of five times the base salary then in effect; other executive officers, depending upon their position, are encouraged to acquire and hold shares having a value of one to four times salary. The Committee reviews stock ownership on an annual basis. The Board’s Corporate Governance Guidelines encourage Directors of the Company to hold a minimum of 5,000 shares, to be acquired over a period of up to five years.

On January 31, 2003, there were approximately 2.7 billion shares of Verizon Communications Inc. common stock outstanding. The table below sets forth information as of January 31, 2003 regarding: (a) the shares of Verizon common stock beneficially owned (including shares held in the Company’s employee savings plans) by the named executive officers, each Director and all executive officers and Directors as a group; (b) the total Verizon stock-based holdings of the named individuals and the group; and (c) the shares which may be acquired within 60 days pursuant to the exercise of stock options by the named individuals and the group. The shares shown in this table, in the aggregate, represent less than one percent of the total outstanding shares of Verizon. Except as otherwise noted, each individual and/or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities.

The middle column of the table combines beneficial ownership of shares of Verizon common stock through holdings of (i) deferred stock units by non-employee Directors (which are payable in cash or shares of Verizon common stock at the election of the Director and are accrued under deferred compensation plans) and by executive officers (which are payable in cash pursuant to deferrals under the Verizon Income Deferral Plan); and (ii) restricted stock units by executive officers (which are payable in shares of Verizon common stock under agreements).

	Shares	Other	Options
	Beneficially	Stock-Based	Exercisable
Name	Owned	Holdings(3)	within 60 Days

Named Executive Officers:
Charles R. Lee*	175,903 (1)	418,708	4,580,586
Ivan G. Seidenberg*	97,855	514,055	2,729,030
Lawrence T. Babbio, Jr.	227,219	113,220	1,713,689
Dennis F. Strigl	45,750	118,235	651,687
Michael T. Masin	3,019	46,304	1,422,330
William P. Barr	12,271	90,878	694,399
Doreen A. Toben	17,476	36,630	396,426
Other Directors:
James R. Barker	5,124	130,358	12,580
Richard L. Carrión	2,648	7,449	32,908
Sandra O. Moose	696 (2)	14,483	12,580
Joseph Neubauer	563	24,624	73,658
Thomas H. O’Brien	3,163	36,741	53,329
Russell E. Palmer	2,684	13,774	12,580
Hugh B. Price	1,378	6,517	28,830
Walter V. Shipley	13,440	—	32,908
John R. Stafford	13,652	7,374	28,830
Robert D. Storey	854	18,082	8,329

All of the above and other Executive Officers as a group	655,787	1,750,625	13,427,513

*	Also serves as a Director.

(1)	Excludes 71,427 shares held in a family trust as to which Mr. Lee disclaims beneficial ownership.
(2)	Excludes 800 shares held in a family trust as to which Ms. Moose disclaims beneficial ownership.
(3)	Shares held under deferred compensation plans may not be voted or transferred.

Grupo Iusacell Stock

Verizon, through three indirect subsidiaries, owns an aggregate of 68.45% of the outstanding Class A Common Shares of Grupo Iusacell, S.A. de C.V., and the remaining Class A Common Shares of Grupo Iusacell are owned by Vodafone Americas, B.V. The following table indicates the number of Class V Common Shares of Grupo Iusacell beneficially owned as of January 31, 2003, by the named executive officers, each Director and all executive officers and Directors as a group. Two indirect subsidiaries of the Company own an aggregate of 8.45% of the outstanding Class V Common Shares of Grupo Iusacell, and the remaining Class V Common Shares of Grupo Iusacell are owned by Vodafone Americas, B.V., a Grupo Iusacell employee benefit plan and the public. The amounts shown in the following table represent less than 1% of the outstanding Class V Common Shares of Grupo Iusacell as of January 31, 2003.

Grupo Iusacell Class V
Common Shares
Name	Beneficially Owned[1]

Lawrence T. Babbio, Jr.	13,500 [2]
Dennis F. Strigl	15,000
All Directors and Executive Officers as a group	28,500

[1]	All of the following Class V Common Shares of Grupo Iusacell are owned in the form of American Depositary Shares, each representing 10 Class V Common Shares of Grupo Iusacell.

[2]	Options to purchase Class V Common Shares exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals’ behalf, all Section 16(a) filing requirements have been met during calendar year 2002.

STOCK PERFORMANCE GRAPHS

COMPARISON OF FIVE-YEAR TOTAL RETURN AMONG VERIZON,

S&P 500 TELECOM SERVICES INDEX, AND S&P 500 STOCK INDEX

The graph compares the cumulative total returns of Verizon, the S&P 500 Telecommunications Services Index, and the S&P 500 Stock Index over a five-year period. It assumes $100 was invested on December 31, 1997, with dividends reinvested.

The following supplemental table presents a comparison of the Company’s stock performance with that of the S&P 500 Stock Index since the Company commenced operations. None of the elements of executive compensation reported above were determined on the basis of this comparison.

COMPARISON OF CUMULATIVE TOTAL RETURN

OF VERIZON AND S&P 500 STOCK INDEX
FROM DIVESTITURE THROUGH DECEMBER 31, 2002

OTHER BUSINESS

The Company is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Marianne Drost

Senior Vice President,
     Deputy General Counsel and
     Corporate Secretary

March 14, 2003

Appendix A

CHARTER OF THE AUDIT AND FINANCE COMMITTEE

OF THE BOARD OF DIRECTORS

Role

The Audit Committee is appointed by the Board of Directors to oversee (1) management in the performance of its responsibility for the integrity of the Corporation’s accounting and financial reporting, and its systems of internal controls, (2) the performance and qualifications of the independent auditor (including the independent auditor’s independence), (3) the performance of the Corporation’s internal audit function, and (4) the Corporation’s compliance with legal and regulatory requirements. Consistent with this oversight function, the Audit Committee shall authorize investigations into any matters within the Committee’s responsibilities and, in doing so, have full access to the Corporation’s records, employees, and independent auditor (with or without the presence of management).

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain legal, accounting or other advisors for advice and assistance. The Corporation shall pay the costs of retaining any advisors selected by the Committee.

The Audit Committee shall meet at least four times each year or more frequently as circumstances dictate. The Committee shall meet, separately, with each of the internal auditors and the independent auditor at least quarterly.

The Audit Committee shall review and reassess the adequacy of this Charter at least annually. Any proposed changes shall be submitted to the Board of Directors for its approval. The Audit Committee shall annually evaluate the processes, activities and effectiveness of the Audit Committee, including the composition, expertise, and availability of the Audit Committee members.

Structure/ Member Qualifications

The Audit Committee shall have at least three members and shall consist solely of independent Directors, consistent with the listing standards of the New York Stock Exchange and applicable legal requirements. All members of the Audit Committee shall be financially literate. In addition, the Audit Committee Chair must have accounting or related financial management expertise, consistent with the listing standards of the New York Stock Exchange. If the Board of Directors determines, at least one member of the Committee shall be a financial expert, as defined by Securities and Exchange Commission rules.

The Board of Directors will assess and determine the qualifications of the Audit Committee members set forth in this Charter. The members of the Audit Committee shall be annually appointed by the Board of Directors, on the recommendation of the Corporate Governance Committee, and may be replaced by the Board of Directors according to the Corporation’s Bylaws.

The Board of Directors shall select the Audit Committee Chair. If a Chair is not designated or present, a Chair may be designated by a majority vote of the Audit Committee members present.

Director’s compensation is the only compensation which members of the Audit Committee may receive from the Corporation.

A Director who is serving on the audit committee of three or more other public companies shall not be appointed to the Audit Committee unless the Board of Directors determines that such simultaneous service would not impair the Director’s ability to serve effectively on the Audit Committee.

Responsibilities and Duties

The Audit Committee recognizes that the Corporation’s management is responsible for the completeness and accuracy of the Corporation’s financial statements and disclosures and for maintaining effective internal controls. The Committee also recognizes that the independent auditor is responsible for auditing the Corporation’s financial statements. Accordingly, management and the independent auditor have more knowledge and more detailed information about the Corporation than do Audit Committee members and the Audit Committee’s primary responsibility is oversight. In carrying out its oversight responsibilities, the Audit Committee will be relying, in part, on the expertise of management and the independent auditor.

The Internal Audit department shall report functionally to the Audit Committee.

The Audit Committee shall be responsible for the appointment, compensation, removal, and oversight of the work of the independent auditor (subject, if applicable, to shareholder ratification of the appointment of the auditor). The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise.

To fulfill this oversight responsibility, the Audit Committee should receive reports from management and the independent auditor, as appropriate, to:

Risk Management and Controls

•	Assess the Corporation’s business risk management process and the adequacy of the overall control environment, including controls in selected areas representing financial reporting, disclosure, compliance, and significant financial or business risk.

•	Receive reports from the CEO and CFO on any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

•	Assess the annual scope and plans of the independent and internal auditors.

•	Report on the activities of the Corporation’s Management Audit Committee.

Financial Reporting and Disclosure Matters

•	Review and discuss with management and the independent auditor the annual audited financial statements, related footnotes, disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the opinion of the independent auditor with respect to the financial statements.

•	Review and discuss with management and the independent auditor the quarterly financial statements, related footnotes, disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the results of the independent auditor’s quarterly review of the financial statements.

•	Review and discuss with management and the independent auditor any significant events, transactions, changes in accounting estimates, changes in important accounting principles and their application, and any major issues as to the adequacy of internal controls affecting the quality of the Corporation’s financial reporting. The Audit Committee Chair may represent the entire Audit Committee for this purpose.

•	Review, in conjunction with the Audit Committee’s review of the quarterly and annual reports, the process for the CEO and CFO certifications with respect to the financial statements and the Corporation’s disclosure and internal controls.

•	Receive reports from the CEO and CFO on all significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize, and report financial data.

•	Review and discuss with management any proposed public release of earnings or guidance information, as well as financial information and earnings guidance provided to analysts and rating agencies and delegate to the Audit Committee Chair the authority, at the Chair’s discretion, to review any such release, information and guidance.

Internal Audit Oversight Responsibilities

•	Receive reports on the proposed scope of the audit plan and the process to develop the plan, as well as the program for integration of the independent and internal audit efforts.

•	Receive reports on the status of significant findings, recommendations, and management’s responses.

•	Review the charter, reporting relationship, activities, organizational structure, and credentials of the Internal Audit department.

Independent Auditor Oversight Responsibilities

•	Based upon a report from the independent auditor at least annually, review (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and (c) any steps taken to address any such issues.

A-2

•	Ensure that the independent auditor submits, on a periodic basis, a formal written statement delineating all relationships between the independent auditor and the Corporation, as required by the Independence Standards Board, Standard Number One; discuss the statement with the independent auditor and evaluate the relationships and services that may affect the auditor’s objectivity and independence; take appropriate action to satisfy itself of the auditor’s independence.

•	Ensure that the independent auditor has established a procedure for the rotation, no less frequently than every five years, of the lead (or coordinating) audit partner and of the audit partner responsible for reviewing the audit.

•	Consider, periodically, the rotation of the independent auditor itself.

•	Review matters related to the conduct of the annual audit, which are required to be communicated by AICPA Statement of Auditing Standards 61 and other generally accepted auditing standards.

•	Conduct the annual discussion with the independent auditor on the quality and acceptability of the Corporation’s accounting principles and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the potential impact of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•	Review the independent auditor’s management letter.

•	Review with the independent auditor any audit problems or difficulties and management’s response.

•	Preapprove all audit and non-audit services to be provided by, and all fees to be paid to, the independent auditor or devise policies delegating pre-approval authority to one or more members of the Committee.

•	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditor who were engaged on the Corporation’s account.

Ethical, Legal and Regulatory Compliance Matters

•	Assess the Corporation’s processes regarding compliance with applicable laws, regulations and its Code of Business Conduct and Ethics, including those matters that could have a significant impact on the financial statements, compliance with policies, reports from regulators and the provisions of the Code of Business Conduct and Ethics applicable to the CEO and the Corporation’s senior financial officers as defined by the Securities and Exchange Commission rules.

•	Assess the Corporation’s policies and procedures with respect to Executive Officers’ expense accounts and perquisites, including their use of corporate assets (consider the results of any review of these areas by the internal auditors).

•	Assess the Committee’s procedures for (a) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review reports and disclosures of significant conflicts of interest and related-party transactions.

Reports

The Audit Committee shall report to the Board with respect to its activities as promptly as practicable following each meeting of the Committee. The Committee shall report to shareholders in the Corporation’s proxy statement for its annual meeting, whether the Committee has satisfied its responsibilities under this Charter.

A-3

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Verizon Communications Inc.

2003 Annual Meeting
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PROXY/VOTING INSTRUCTIONS

2003 ANNUAL MEETING

This Proxy is solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders

The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated.

Verizon Communications Inc. Directors recommend a vote:

“FOR” all Nominees
“FOR” Proposal 2
“AGAINST” Proposal 3
“AGAINST” Proposal 4
“AGAINST” Proposal 5
“AGAINST” Proposal 6
“AGAINST” Proposal 7
“AGAINST” Proposal 8
“AGAINST” Proposal 9
“AGAINST” Proposal 10

Check this box to cast your vote in accordance with the recommendations of Verizon Communications Inc.            ☐
Directors:

Verizon Communications Inc. Directors recommend a vote “FOR” all Nominees.

1. Election of Directors	☐ FOR ALL NOMINEES, except as noted below ☐ WITHHOLD AS TO ALL NOMINEES

	☐ J.R. Barker	☐ R.L. Carrión	☐ C.R. Lee
	☐ S.O. Moose	☐ J. Neubauer	☐ T.H. O’Brien
	☐ R.E. Palmer	☐ H.B. Price	☐ I.G. Seidenberg
	☐ W.V. Shipley	☐ J.R. Stafford	☐ R.D. Storey

Verizon Communications Inc. Directors recommend a vote “FOR” Proposal 2.

2. Ratification of Independent Auditor	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 3.

3. Cumulative Voting	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Annual Meeting Voting

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 4.
4. Additional Director Nominees	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 5.
5. Board Composition	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 6.
6. Executive Severance Agreements	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 7.
7. Cap on CEO Compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 8.
8. Indexed Stock Options	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 9.
9. Prohibition of Stock Options	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 10.
10. Management Consulting Services by Auditor	☐ FOR	☐ AGAINST	☐ ABSTAIN

If applicable, click the option box:	☐ Eliminate duplicate Annual Reports

To cast your vote please click “Submit”.

[SUBMIT]
(NOTE: Your vote will not be counted until you click “Submit”.)

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© 2002 EquiServe®. All rights reserved.

2003 ANNUAL MEETING

ADMISSION TICKET

[VERIZON LOGO]

c/o EquiServe Trust Company, N.A.
P.O. Box 8571
Edison, NJ 08818-9437

Please retain and present this ticket for admission to the meeting.

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Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Telephone       [telephone art]

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

OR

Vote-by-Internet              [computer art]

1.	Log on to the Internet and go to http://www.eproxyvote.com/vz

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

If you vote via the telephone or Internet,

please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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☒

Please mark
votes as in
this example.

Directors recommend a vote “FOR”:	Directors recommend a vote “AGAINST” the shareholder proposals regarding:

		FOR	WITHHOLD				FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors				3.	Cumulative Voting				7.	Cap on CEO Compensation
(01) J.R. Barker, (02) R.L. Carrión, (03) C.R. Lee, (04) S.O. Moose, (05) J. Neubauer,
(06) T.H. O’Brien, (07) R.E. Palmer, (08) H.B. Price, (09) I.G. Seidenberg, (10) W.V. Shipley, (11) J.R. Stafford, (12) R.D. Storey					4.	Additional Director Nominees				8.	Indexed Stock Options
EXCEPTION(S): FOR all nominees except as noted below

					5.	Board Composition				9.	Prohibition of Stock Options

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Auditor				6.	Executive Severance Agreements				10.	Management Consulting Services by Auditor

11.	Eliminate duplicate Annual Reports	12.	Indicate notations on reverse side

Signature(s)	Date
Signature(s)	Date

Please sign exactly as name(s) appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

2003 ANNUAL MEETING
ADMISSION TICKET

WEDNESDAY, APRIL 23, 2003, AT 10:00 A.M. CENTRAL TIME

GRAND WAYNE CONVENTION CENTER
120 WEST JEFFERSON BOULEVARD
FORT WAYNE, INDIANA 46802

(Directions below)

Please retain and present this ticket for admission to the meeting.
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FROM FORT WAYNE INTERNATIONAL AIRPORT: Turn right out of the airport drive onto Ferguson Rd. At the first stop light, turn left onto Bluffton Rd. At the next stop light, turn right onto Airport Expressway. Proceed on Airport Expressway to the fourth stop light and turn left onto Calhoun St. Follow Calhoun St. to downtown Fort Wayne. Cross over Jefferson Blvd. In the middle of the next block on the right side of the street is the parking garage entrance. The Grand Wayne Convention Center is attached to the Hilton Hotel.

FROM THE SOUTH: Take I-69 North to Exit 102; continue on Jefferson Blvd. until you reach downtown Fort Wayne, then move into the far left lane. The Grand Wayne Convention Center is on your left after you cross Harrison St. Parking is available in the garage on the next block.

FROM THE NORTHWEST: From US 30 approaching Fort Wayne, turn east on 930 until you reach US 27 South (Lima Rd.) and turn right. Lima Rd. becomes Clinton St. Travel into downtown Fort Wayne; turn right onto Washington Blvd. and move into left lane. Proceed one block and turn left onto Calhoun St. The parking garage is on your left across from the Hilton Hotel.

The sidewalk bridge located on the third floor of the garage connects to the Grand Wayne Convention Center.	[STREET MAP]

Detach Proxy Card Here
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[VERIZON LOGO]
PROXY/VOTING INSTRUCTION CARD

This Proxy is solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Wednesday, April 23, 2003, 10:00 a.m., Central Time, at the Grand Wayne Convention Center, 120 West Jefferson Boulevard, Fort Wayne, Indiana.

The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director: J.R. Barker, R.L. Carrión, C.R. Lee, S.O. Moose, J. Neubauer, T.H. O’Brien, R.E. Palmer, H.B. Price, I.G. Seidenberg, W.V. Shipley, J.R. Stafford and R.D. Storey, and in accord with the Directors’ recommendations on the other subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

This card also constitutes your voting instructions for shares held of record for your account in the Verizon Communications Direct Invest Plan and, if shares are held in the same name, shares held in any of the Verizon employee savings plans.

If you do not properly sign and return a proxy, vote by telephone or the Internet, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in any of the Verizon employee savings plans will be voted as described on page 1 of the Proxy Statement.

Please sign on the reverse side and return this proxy in the enclosed envelope. If you vote via the telephone or Internet, please do not mail your card.	P R O X Y

NOTATIONS: